As filed with the Securities and Exchange Commission on October 16, 2001.
                                            Registration Statement No. 333-70138
[GRAPHIC OMITTED]
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM S-3/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               USOL Holdings, Inc.
                           (Exact name of Registrant)


Oregon                                      93-119477
(State of incorporation)                    (I.R.S. Employer Identification No.)

                                James Livingston
                      Chief Executive Officer and President
                               USOL Holdings, Inc.
                             10300 Metric Boulevard
                               Austin, Texas 78758
                                 (512) 651-3767
             (Address and telephone number of registrant=s executive
                officer and name, address and telephone number of
                               agent for service)
                                    Copy to:
                                 J. Rowland Cook
                                       and
                               Albert E. Percival
                               Jenkens & Gilchrist
                           A Professional Corporation
                         600 Congress Avenue, Suite 2200
                               Austin, Texas 78701
                                 (512) 499-3800

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
|_| If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
|X| If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box.
|_| If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
|_| If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                  --------------------------------------------

                                             CALCULATION OF REGISTRATION FEE

=========================================================================================================================
Title of Each Class of      Amount to be      Proposed Maximum          Proposed Maximum           Amount of
Securities to be Registered Registered        Offering Price per Share  Aggregate Offering Price   Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, no par stock       600,000             $0.75(1)                  $570,000.00              $112.50(1)
=========================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the last sales price of the registrant'=s stock as reported on the Nasdaq National Market on September 24, 2001.

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine. [GRAPHIC OMITTED]
================================================================================

 PROSPECTUS

                           600,000 SHARES COMMON STOCK



                               USOL HOLDINGS, INC.


     This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock of USOL Holdings, Inc. The shares of common stock may be offered by any of the selling shareholders named in this Prospectus, each of whom received their shares when we acquired certain assets and contract rights from Great West Services, Ltd., d/b/a SIMCOM ("SIMCOM"), a subsidiary of Simpson Housing Limited Partnership. The prices at which those shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will receive no part of the proceeds of the sale of any shares offered in this Prospectus.

     USOL Holdings, Inc. common stock is traded on The Nasdaq National Market under the symbol "USOL". On September 24, 2001, the last reported sales price for the common stock was $0.75 per share.

     This investment involves a high degree of risk. You should purchase warrants and or shares only if you can afford a complete loss of your investment. See "Risk Factors" Beginning on Page 1.

     The information in this prospectus is not complete and may be changed. The shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October ___, 2001



                                  TABLE OF CONTENTS                                                 Page
                                  -----------------                                                 ----
RISK FACTORS .......................................................................................  1

SELLING SHAREHOLDER ................................................................................  5

USE OF PROCEEDS AND PLAN OF DISTRIBUTION ...........................................................  6

DESCRIPTION OF SECURITIES TO BE REGISTERED .........................................................  6

LEGAL MATTERS ......................................................................................  6

EXPERTS ............................................................................................  6

WHERE YOU CAN FIND MORE INFORMATION ................................................................  6

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES ........................................................................................  7

PART II INFORMATION NOT REQUIRED IN PROSPECTUS .....................................................  9

SIGNATURES ......................................................................................... 12


                            ABOUT USOL HOLDINGS, INC.

     USOL Holdings, Inc. ("Holdings"), an Oregon corporation, its wholly owned subsidiary USOL, Inc. and USOL, Inc.'s 50% owned subsidiary, U.S. Austin Cable Association I, Ltd. (collectively referred to herein as "USOL"), provide integrated telecommunications services including local telephone, long distance telephone, enhanced calling features and cable television ("CATV") to residents of multifamily apartment complexes and condominiums ("MDUs") in Texas, Oregon, Virginia and Colorado. The services are provided to the tenants in accordance with long-term right- of-entry agreements ("ROE Agreements") between USOL and the property owners under which the property owners receive royalties from the telecommunication revenues generated from their properties. The agreements provide the tenants with the option to use either USOL or the local telephone and long distance carriers for telephone services. Tenants desiring to subscribe to CATV must utilize USOL. USOL also owns a 99% interest in TheResidentClub, Inc. ("TRC"). Holdings, USOL and TRC are collectively referred to herein as the Company.

     As of June 30, 2001, the Company had ROE Agreements with 134 residential developments in seven cities in the United States. As of June 30, 2001, 104 of those properties were operational, representing 20,995 CATV, 7,992 telephone and 1,224 Internet customers, respectively. As of June 30, 2000, the Company had 16,056 CATV, 5,111 telephone and 286 Internet customers, respectively.

     The Company was organized in 1995 under the laws of the State of Oregon and our headquarters are located at 10300 Metric Boulevard, Austin, Texas 78758. Our telephone number is (512) 651-3767.

                                  RISK FACTORS

Risk Factors Related to the Company's Business

     Before you invest in our securities you should know that the purchase of our securities carries certain risks, including the risks we describe below. You should carefully consider these risks, together with all of the other information in this prospectus, before you decide to purchase our securities.

     Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", "estimate", and "continue" or similar words. You should read statements that contain these words carefully because they (1) discuss our future expectations; (2) contain projections of our future results of operation or of our future financial condition; (3) state other "forward-looking" information. We believe it is important to communicate our expectations to our investors. However, unexpected events may arise in the future that we are not able to predict or control. The risk factors that we describe in this section, as well as any other cautionary language in this prospectus, give examples of the types of uncertainties that may cause our actual performance to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should know that if the events described in this section and elsewhere in this prospectus occur, they could have a material adverse effect on our business, operating results and financial condition.

We Have a Limited Operating History and Have Incurred Negative Cash Flow and Operating Losses Since Inception

     We have a limited operating history and as a result you will have to evaluate our business on limited operating results. In connection with entering this business, we have incurred net losses and negative cash flow since inception, and we expect to do so for the next four to six years as we expand our customer base. Both our operations and the expansion of our subscriber base have been funded primarily from our initial equity financing and long-term debt borrowings. Whether we continue to have negative cash flow will be affected by several factors including:

o Our success and pace of obtaining new right of entry contracts with residential developments

o Our time and expense incurred in activating services to the residents of the residential developments where we have obtained ROE Agreements

o    Our success in marketing  our services to the  residents

o    the residential developments once we have activated services

o    The intensity of competition

o    The availability of additional capital to pursue our business plans

o The economic impact of events related to the recent terrorist attacks in the United States and any such future attacks

     We had operating losses of approximately $22,517,000 for the year-ended December 31, 2000 and approximately $4,699,000 for the period from inception, May 12, 1999, through December 31, 1999. For the six months ended June 30, 2001 and June 30, 2000, operating losses were approximately $6,291,000 (unaudited) and $8,954,000 (unaudited), respectively. We cannot assure you that we will achieve or sustain profitability or positive cash flows from operating activities in the future.

Recently Issued Accounting Pronouncements Could Result in the Company Recording an Impairment of Our Goodwill

     On July 23, 2001, the Financial Accounting Standards Board released for issuance SFAS No. 141, "Business Combinations" and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations subsequent to June 30, 2001 be accounted for under the purchase method of accounting. The pooling-of- interests method is no longer allowed. SFAS No. 142 requires that upon adoption, amortization of goodwill will cease and instead, the carrying value of goodwill will be evaluated for impairment on at least an annual basis. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Management of the Company is in the process of evaluating the impact of adoption of these standards and is unable to estimate their impact, if any, at this time.

We Are Currently Dependent on Our Senior Credit Facility for Operations and Growth and Additional Growth Will Require Additional Capital

     Under our Senior Credit Facility (the "Facility"), we have the ability to borrow up to $35 million until December 31, 2002, subject to certain borrowing base limitations, at which time the Facility will convert to a five-year term loan. We are currently dependent on the facility to fund our operating losses and capital expenditures. The borrowing base is calculated as a multiple of our number of CATV and telephone subscribers. In order to fund expected future cash resource needs, the Company must continue to increase its subscriber base and revenues. Accordingly, the Facility maintains certain operational covenants requiring the Company to meet increasing quarterly minimums related to revenues, operating cash flow and the number of MDU units to which the Company has available service. We believe that the Company will attain the prescribed growth in subscribers, revenues and cash flow during each of the remaining quarters of 2001 and through 2002, either through organic sales growth or through acquisitions, and that it will have sufficient cash resources available under the Facility to fund operations. While we believe that the Company will attain the prescribed growth in subscribers, revenue and cash flow, such growth is dependent on completing acquisitions. We believe that the Company=s acquisition strategy will be successful, but there can be no assurance that such acquisitions will be completed or completed on a timely basis in order to meet the increasing quarterly minimums. If such quarterly minimums are not met, the Company would be in default of its covenants under the Facility and the holder of the Facility could call the amount outstanding under the Facility or prevent additional borrowings. In order to establish an adequate subscriber base that can provide sufficient cash from operations to satisfy the quarterly repayment requirements of the Facility beginning in 2003, we believe that the Company must continue to invest in long-term assets through December 2002 through organic sales growth and through acquisitions.

     We may seek additional sources of funding from vendor financing, public offerings or private placements of equity and/or debt securities, and bank loans in order to continue to fund growth related expenditures. We cannot assure you that additional financing will be available to us or, if available, that it can be obtained on a timely basis and on acceptable terms. If we fail to obtain such financing, it could result in the delay or curtailment of our development and expansion plans and expenditures and could have a material adverse effect on our business.

We May Not Be Able to Integrate Acquired Businesses in a Manner That is Beneficial to Us, or That Results in Profitable Operations.

     We believe that our ultimate success and profitability depends on our ability to achieve sufficient scale in order to provide necessary operating and financial efficiencies. To achieve such scale, we will have to significantly expand our passing base. As a result, we will actively seek acquisition opportunities that complement our existing business. We cannot assure you that the integration of our operations with those acquired will provide the anticipated benefits or result in additional operating cash flow. If we identify additional appropriate acquisition candidates, we cannot assure you that we will be able to successfully negotiate, finance or integrate the acquired businesses. Integrating acquired businesses will require the timely, efficient and effective combination of management, sales and marketing development teams that, prior to the acquisitions, operated in different geographic locations and under varying management philosophies. Integration of the companies also will require the combination of differing operating approaches. Additionally, the time-consuming task of integrating acquired businesses may distract our attention from our day-to-day business operations.

We Are in an Extremely Competitive Industry That is Dominated by Several Companies Which Have Significantly Greater Financial, Technical, and Marketing Resources Than We Have.

     The telecommunications industry is highly competitive and characterized by constant innovation and domination by large, often monopolistic entities. Many of these companies have names that are more recognizable to consumers than ours, which may provide such competitors with significant competitive advantages. Entities with financial resources greater than ours may be able to offer greater incentives to property owners, and the amount of the payments demanded by property owners may increase, impairing our ability to operate on a profitable basis. Some of our competitors include private cable and phone companies, local exchange carriers, competitive local exchange carriers, franchised cable companies, and franchise-cable company joint ventures of local exchange carrier affiliates. The regulatory environment in which we operate continues to undergo fundamental changes that may also lead to increased competition. The trend in the telecommunications industry has been the convergence of traditional telephone and data services with broadcast video services. As part of this trend, service providers are attempting to converge network components: CATV distribution networks are being used for telephone and data services and vice versa, and the wireless distribution network is being used for broadcast video, telephone services, and data service. In broader terms, the telephone, cable, wireless and data industries are evolving to provide fully integrated multimedia services to end- users. The opportunities offered by such convergence will present risks for us due to enhanced competition from competitors in various industries with much greater financial, technical, marketing and other resources. Should rates decrease, we may be forced to lower our prices or offer additional services or features to remain competitive. Wireless cable and telephone services may also allow competitors to bypass property owners altogether and market their services directly to residents of MDUs. To remain competitive with other providers, we may be required to adopt new technologies, which are likely to entail significant capital expenditures.

Our Failure to Manage Growth Properly Could Have a Material Adverse Effect Upon Our Business, Financial Condition and Results of Operations.

     The expansion of our operations will depend to some extent on matters outside of our control including, but not limited to, our ability to enter into ROE Agreements with property owners on favorable terms and make attractive acquisitions in a timely manner, at reasonable costs and on satisfactory terms and conditions. We may incur substantial additional indebtedness to continue to upgrade our existing systems and to acquire ROE Agreements from other entities that will enable us to grow and offer our customers enhanced products and services. Construction of new systems requires us to obtain qualified subcontractors and may subject us to the risk of cost overruns and delays. Delays also can be caused by weather, design changes, or material or equipment shortages, as well as the need to obtain governmental approvals. Failure to complete construction of new systems on a timely basis could impair our ability to compete effectively in a particular area. In addition, we rely on our reputation for providing superior customer service to attract customers. The failure to continue to provide this level of service may impair our growth strategy and may result in the loss of customers.

We Depend Upon Contracts With MDU Owners; But We May Not Be Able to Retain Our Existing Contracts or to Acquire or Finance Additional Contracts.

     Our strategy relies in large part on our continuing ability to enter into long-term ROE Agreements on satisfactory terms with owners of demographically favorable MDUs. In addition, we will depend upon third-party lenders to finance the build-out of properties covered by the ROE Agreements. We may not be able to implement our growth plan as currently contemplated if the demographics or occupancy rates of the MDUs served by us change, if in the future we are unable to procure suitable ROE Agreements or finance the build-out of properties covered by ROE Agreements, or if the cost of acquiring ROE Agreements increases substantially as a result of increased competition or otherwise. Our ability to implement our growth plan could also be materially adversely affected if lenders are unwilling to accept ROE Agreements as collateral for debt financing.

Our Business is Subject to Extensive and Changing Laws and Regulations; Changing Regulations May Invalidate the Exclusivity of Our Contracts.

     The Company is subject to extensive and changing laws and rules regulating the telecommunications business, including those of the Federal Communications Commission ("FCC") and state and local regulatory bodies such as public utility commissions. Many of our operations are subject to licensing requirements of federal, state and local law. The United States Congress, the FCC, and state and local regulatory bodies in the past have adopted, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters, including rule-making by the FCC with respect to exclusive contractual rights to provide CATV service to a property that could affect our operations. Some states have adopted "mandatory access laws," which could prevent alternative video providers, such as private cable operators, and property owners from enforcing exclusivity provisions such as those included in many of our ROE Agreements. None of the states in which we currently operate or plan to operate in the foreseeable future have mandatory access laws. We cannot assure that mandatory access laws will not be adopted in states where we do business, or that we will not expand our operations into states that have mandatory access laws. In addition, the FCC is reviewing the rights of various video programming service providers to access private property, including MDUs, and is considering various restrictions on the duration of contracts that grant exclusive access rights. Changes in any of the above current laws or regulations could have a material adverse effect on the Company.

Rapid and Significant Technological Changes May Cause Our Systems to Become Obsolete.

     The cable and telecommunications industries are subject to rapid and significant technological changes and service innovations. The effect of these changes and innovations, including those relating to emerging hardwire and wireless transmission and switching technologies, cannot be predicted. If new methods for delivering the services we provide are devised, we may have difficulty competing profitably with companies that utilize such methods, unless we are able to adopt such methods and modify our current systems.

We May Not be Able to Procure Programming Services From the Third Parties We Depend On.

     Our video programming services are dependent upon our management's ability to procure programming that is attractive to our customers at reasonable commercial rates. We are dependent upon third parties for the development and delivery of programming services. These programming suppliers charge us for the right to distribute the channels to our customers. The costs to us for programming services are determined through negotiations with these programming suppliers. We believe that the availability of sufficient programming on a timely basis will be important to our future success. We cannot assure you that we will have future access to programming services or that we can secure rights to such programming on commercially acceptable terms.

The Expansion of Our Internet Services Has Subjected Us to Additional Risks.

     We believe that the availability of a high-speed Internet access product is important to our ability to obtain new ROE Agreements with owners. High-speed Internet access is typically described as a connection to the Internet at speeds higher than traditional dial-up modems. We currently partner with Broadband Now, Inc. ("BBNow") an Internet service provider specializing in providing high-speed Internet access to residents of MDU=s. BBNow provides all equipment and customer support necessary to provide this service, and we are responsible for the marketing, sign-up and billing of the service. As part of this partnership, we share the recurring monthly revenues collected. We cannot assure you that we will be able to continue this partnership under the current terms. If the partnership were terminated for any reason, we would continue to be required under existing ROE Agreements to deliver high-speed Internet services. If we were not able to find another partner with similar or more favorable terms, we would be required to make immediate expenditures for the equipment required to deliver high-speed Interned access to properties currently served, as well as other monthly recurring expenses required for maintaining the service.

We Have Entered into Two Agreements That Upon Closing Could Subject Us to Additional Risks.

     On August 31, 2001, we entered into a definitive agreement with Grande Communications, Inc. ("Grande") to sell ROE Agreements and certain property and equipment representing 12,337 units in Texas currently served by the Company for approximately $14.3 million (referred to as "The Asset Sale Agreement"). Grande provides residential and business customers interactive broadband communication services; including analog and digital cable television, local and long-distance telephone and high-speed Internet access service to various areas in Texas (referred to as the "Broadband Business"). The net cash proceeds to the Company will be approximately $13.4 million after the reduction of $875,000 for certain assets that we will retain as these assets are not necessary for Grande to provide its services. The proceeds will be received over several closings which will begin during the fourth quarter of 2001, and continue periodically throughout 2002. The initial closing of this transaction requires approval from our Facility lenders, and will require amendments to the covenants of the Facility. There are no assurances such approvals and amendments will be obtained.

     On August 31, 2001, we also entered into a 10 year services agreement with Grande which engages the Company to become Grande's exclusive representative to provide sales and marketing support in certain Texas areas for Grande's Broadband Business to MDUs with greater than 40 units. The services agreement will not become effective until the first closing of the Asset Sale Agreement. If the Asset Sale Agreement does not close, the services agreement will terminate. As part of the services agreement we will obtain ROE Agreements with MDUs, which will allow Grande to provide its Broadband Business to the residents of the MDUs. We also will market the Broadband Business to the residents. Throughout the life of the services agreement we are required to maintain an increasing minimum number of MDU units served and a minimum number of Broadband Business subscribers. As compensation for providing these services we will receive a share of Grande=s revenues collected from its Broadband Business earned on the MDUs. While the Company has provided its own MDU sales and marketing services since its inception, we have not previously provided these services on the behalf of another operator. This is an unproven business and there is no certainty we will be able to execute under the terms of the agreement. Also, Grande has been in business since 1999 and is subject to the risks and challenges associated with companies in a comparable stage of development, including dependence on key individuals, the ability to raise additional capital, competition and the successful marketing of its services. Failure of either party to satisfy its obligations under the services agreement could lead to its termination.

Our Success Will Depend on Our Ability to Attract And Retain Key Personnel; If We are Unable to Attract and Retain Key Personnel, We will be Unable to Succeed in Our Business Plan.

     Our success will continue to be highly dependent upon the continued services of certain key individuals. The loss of the services of such individuals could adversely affect our business, financial condition and results of operations. We cannot assure you that we will be successful in attracting and retaining the personnel the Company requires to develop and operate its facilities or to expand its operations.

Oregon Law and Our Bylaws Protect Our Directors from Certain Types of Lawsuits.

     Oregon law provides that our directors will only be liable to us or our stockholders for monetary damages for certain types of conduct as directors. Our Bylaws require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances. We have also entered into indemnity agreements with each of our directors and officers.

Failure to Raise Necessary Capital Could Restrict the Development of Our Networks and the Introduction of New Services.

     The acquisition of new properties and the installation of video, voice and data systems requires significant capital. Technological change may make even more upgrades necessary if we are to compete in our market. Our financial resources may not be adequate for our capital needs. We may not be able to obtain sufficient additional debt or equity financing or at rates and terms that are acceptable to us. Not being able to acquire and update additional properties could harm our operations and competitive position.

We May  Authorize  the  Issuance  of Our  Preferred  Stock  Without  Shareholder
Approval.

     Our articles of incorporation, as amended, authorize the issuance of up to 5,000,000 shares of preferred stock. We can fix and determine the relative rights and preferences of preferred shares and may issue these shares, without further shareholder approval. As a result, we could authorize the issuance of a series of preferred stock which would: grant to holders preferred rights to our assets upon liquidation; grant to holders the right to receive dividend coupons before dividends would be declared to common shareholder; and grant to holders the right to the redemption of those shares, together with a premium, prior to the redemption of common stock.

     In addition,  we could issue large blocks of voting  stocks to fend against
unwanted  tender  offers  or  hostile  takeovers  without  further   shareholder
approval.

The Exercise of Outstanding Options and Warrants And/or Our Ability to Issue Additional Securities Without Shareholder Approval Could Have Substantial Dilutive and Other Adverse Effects on Existing Shareholders and Investors in this Offering.

     We have the authority to issue additional shares of common stock and to issue options and warrants to purchase shares of our common stock without shareholder approval. We could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. At June 30, 2001 we had outstanding options exercisable to purchase up to 2,193,502 shares of common stock at a weighted average exercise price of $2.53 per share, and outstanding warrants exercisable to purchase up to 3,114,645 shares of common stock at a weighted average exercise price of $4.98 per share. Exercise of these warrants and options could have a further dilutive effect on existing stockholders and on you, as an investor in this offering. Our common stock and certain other warrants have been traded on the Nasdaq National Market under the symbols USOL and USOLW, respectively. While there currently exists a limited and sporadic public trading market for our securities, the prices are subject to high degrees of volatility and we cannot assure you that the market will improve in the future. Factors discussed in this prospectus may have a significant impact on the market prices of our common stock and warrants. The over-the-counter markets for securities such as those offered hereby historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and investment markets generally, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of our common stock. Although our common stock is currently included in the Nasdaq National Market, there can be no assurance that such common stock will remain eligible to be included in that trading market. In the event that our common stock or warrants were no longer eligible to be included in Nasdaq, trading in our securities could be subject to rules adopted by the SEC regulating broker-dealer practices in connection with transactions in "penny stocks" which could materially, adversely affect the liquidity of our securities. The regulations define a penny stock as any equity security not listed on a regional or national exchange or Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions. The material, adverse effects of such designation could include, among other things, impaired liquidity with respect to our securities and burdensome transactional requirements associated with transactions in our securities, including, but not limited to, waiting periods, account and activity reviews, disclosure of additional personal financial information and substantial written documentation. These requirements could lead to a refusal of certain broker-dealers to trade or make a market in our securities.

The Recent Terrorist Attacks in the United States Could Adversely Affect the Price and Liquidity of Holdings Stock.

     Following the recent terrorists attacks in the United States, there has been substantial volatility in the national equity markets. The attacks seem to have affected the price of Holdings shares traded on the NASDAQ National Market. Any significant military or other response by the United States or its allies, future terrorists attacks or the anticipation of any such actions or events may have a further adverse impact on the U.S. and world economies and thus may adversely impact demand for our services, and the liquidity and price of our shares.

                               SELLING SHAREHOLDER

     SIMCOM owns 600,000 prior to this offering. SIMCOM has not had a material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of shares of our common stock, which it acquired in connection with our acquisition of substantially all of the long-term assets of SIMCOM in May 2001. No estimate can be given as to the amount of shares to be offered that will be held by the selling shareholder after completion of this offering. The shares offered by the Prospectus may be offered from time to time by SIMCOM (or certain affiliates of SIMCOM) in accordance with the following limitations found in that certain Lock- Up Agreement, dated June 15, 2001, by and between SIMCOM and Holdings:

o During the period beginning on the effective date of thi registration statement until the date that is 30 days after the effective date of this registration statement, SIMCOM can not sell more than 100,000 shares.

o During the period beginning on the date that is 30 days after the effective date of this registration statement until the date that is 90 days after the effective date of this registration statement, SIMCOM can not sell more than an additional 100,000 shares (200,000 in aggregate).

o During the period beginning on the date that is 90 days after the effective date of this registration statement until the date that is 180 days after the effective date of this registration statement, SIMCOM can not sell more than an additional 100,000 shares (300,000 in aggregate).

o During the period beginning on the date that is 180 days after the effective date of this registration statement until the date that is 270 days after the effective date of this registration statement, SIMCOM can not sell more than an additional 100,000 shares (400,000 in aggregate).

o During the period beginning on the date that is 270 days after the effective date of this registration statement until the date that is 365 days after the effective date of this registration statement, SIMCOM can not sell more than an additional 100,000 shares (500,000 in aggregate).

o During the period beginning on the date that is 365 days after the effective date of this registration statement until the date that is 450 days after the effective date of this registration statement, SIMCOM can not sell more than an additional 100,000 shares (600,000 in aggregate).

                    USE OF PROCEEDS AND PLAN OF DISTRIBUTION

     We will not receive any of the proceeds from the offer and sale of the common stock. We have advised SIMCOM that they may sell all or a portion of their shares of our common stock offered hereby in accordance with the terms specified herein. The selling shareholder's plan is to sell on the Nasdaq National Market, or otherwise. SIMCOM may sell their shares: (1) at market prices and on terms prevailing at the time of sale, or (2) on negotiated price terms. The selling shareholder may sell pursuant to one or more of the following methods:

o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

o purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus,

o on over-the-counter distribution in accordance with the rules of The Nasdaq National Market,

o ordinary brokerage transactions and transactions in whic the broker solicits purchasers, and

o    privately negotiated transaction.

     There is no assurance that SIMCOM will offer or sell any or all of their shares of our common stock under this Prospectus. In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers on dealers will receive commissions or discounts from the selling shareholder in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. We will pay all expenses incident to the offering and sale to the public of shares by the selling shareholder. We will not pay (1) underwriting commissions or similar charges and (2) legal fees and disbursements of counsel for the selling shareholder.

     We agreed with SIMCOM to keep the registration statement of which this Prospectus constitutes a part effective for at least eighteen months from the effective date of the registration statement. We intend to de-register any of the shares not sold by the selling shareholder at the end of such period. At such time, however, any unsold shares may be freely tradeable subject to compliance with Rule 144 of the Securities Act.

                  DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

See Section below titled "WHERE CAN YOU FIND MORE INFORMATION."

                                 LEGAL MATTERS

     For the purposes of this offering, Jenkens & Gilchrist, A Professional Corporation, is giving its opinion on the validity of the shares.

                                    EXPERTS

     The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC=s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public through the SEC's web site at http://www.sec.gov. Our principal offices are located at 10300 Metric Boulevard, Austin, Texas, 78758 and our telephone number is (512) 651-3767.

     This prospectus is part of a registration statement we filed with the SEC on October 16, 2001 (Registration No.333-70138). The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

o The Company's Annual Report on From 10-KSB for the year ended December 31, 2000, filed with the Commission on April 17, 2001, and all amendments thereto, if any:

o The Company's Report on Form 10-QSB for the quarter ende March 31, 2001, filed with the Commission on May 15, 2001, and all amendments thereto, if any;

o The Company's Report on Form 10-QSB for the quarter ende June 30, 2001, filed with the Commission on August 14, 2001, and all amendments thereto, if any;

o All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2000; and

o The description of the common stock set forth in the Registration Statement on Form SB-2 (Registration No. 333-49291) filed with the Commission on April 2, 1999, including any amendments or reports filed for purposes of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                           Shane Menking
                           Chief Financial Officer
                           USOL Holdings, Inc.
                           10300 Metric Boulevard
                           Austin, Texas 78758
                           (512) 651-3744

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling warrant holders identified in this prospectus will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling shareholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder at any time shall imply that information herein is correct as of any time subsequent to the date hereof.



                         600,000 Shares of Common Stock





                              USOL HOLDINGS, INC.





                              --------------------


                                   PROSPECTUS




                              --------------------


                                October ___, 2001

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be borne by the Company, are set forth in the following itemized table:


--------------------------------------------------------------------------------

SEC Registration Fee  .....................................     $         112.50

--------------------------------------------------------------------------------

Transfer Agent's Fee  .....................................     $           0.00

--------------------------------------------------------------------------------

Blue Sky Fees and Expenses  ...............................     $           0.00

--------------------------------------------------------------------------------

Accounting Fees  ..........................................     $       4,000.00

--------------------------------------------------------------------------------

Legal Fees  ...............................................     $       5,000.00

--------------------------------------------------------------------------------

Miscellaneous  ............................................     $           0.00

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

       Total  .............................................     $       9,112.50



Item 15.    Indemnification of Directors and Officers

     The Company's articles of incorporation limit the liability of a director for monetary damages for his conduct as a director, except for:

     o    Any breach of his duty of loyalty to the Company or its shareholder;

     o Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

     o Dividends or other distributions of corporate assets from which the director derives an improper personal benefit; and

     o    Liability under federal securities law.

     The effect of this provision is to eliminate our right and the right of our shareholder (through shareholder's derivative suits on our behalf) to recover monetary damages against a director for breach of his fiduciary duty of care as a director, except for the acts described above. This provision does not limit or eliminate our right or the right of a shareholder to seek non- monetary relief, such as an injunction or rescission, in the event of a breach of a director=s duty of care. Our by-laws provide that if Oregon law is amended, in the case of alleged occurrences of actions or omissions preceding any such amendment, the amended indemnification provisions shall apply only to the extent that the amendment permits us to provide broader indemnification rights than the law permitted prior to such amendment.

     Our articles of incorporation and by-laws also provide that we shall indemnify, to the full extent permitted by Oregon law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents. The indemnification is against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons in accordance with these provisions, or otherwise, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The only statute, charter provision, by-law, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     Our articles of incorporation permit and its By-laws require us to indemnify officers and directors to the fullest extent permitted by the Oregon Business Corporation Law (OBCA). We have also entered into agreements to indemnify our directors and executive officers to provide the maximum indemnification permitted by Oregon law. These agreements, among other provisions, provide indemnification for certain expenses (including attorney fees), judgments, fines and settlement amounts incurred in any action or proceeding, including any action by or in our right.

     Article VI of the our by-laws permits us to indemnify our directors, officers, employees and agent to the maximum extent permitted by the OBCA.
Section 317 of the OBCA provides that a corporation has the power to indemnify and hold harmless a director, officer, employer, or agent of the corporation who is or is made a party or is threatened to be made a party to any threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss actually and reasonably incurred by such person in connection with such a proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. If it is determined that the conduct of such person meets these standards, such person may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably in connection therewith.

     If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if such person acted in good faith and in a manner reasonably believed to be in the best interest of the corporation and its shareholder. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite such adjudication but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     Where any such person is successful in any such proceeding, such person is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases (unless order by a court), indemnification is made by the corporation upon determination by it that indemnification of such person is proper in the circumstances because such person has met the applicable standard or conduct.

     A  corporation  may  advance  expenses   incurred  in  defending  any  such
proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the person is not eligible for indemnification.

     The indemnification rights provided in Section 317 of the OBCA are not exclusive of additional rights to indemnification for breach of duty to the corporation and its shareholder to the extent additional rights are authorized in the corporation=s articles of incorporation and are not exclusive of any other rights to indemnification under any by- law, agreement, vote of shareholder or disinterested directors or otherwise, with as to action in his or her office and as to action in another capacity which holding such office.

Item 16.  Exhibits




Item Number                                      Description                        Filed Herewith/Incorporate by
-----------                                      -----------                        -----------------------------
                                                                                              Reference
                                                                                              ---------
3.1(I)                                  Articles of Incorporation               Incorporated by Reference to
                                                                                Exhibit 3.1 to the Registration
                                                                                statement on Form SB-2 effective
                                                                                July 1998 (File No. 333-49291)

3.1(I)(a)                               Amendment to Articles of                Incorporated by Reference to
                                        Incorporation                           Exhibit 4.1 to the Current Report
                                                                                on Form 8-K dated December 22,
                                                                                1999 (File No. 01-14271)

3.1(I)(b)                               Amendment to Articles of                Incorporated by Reference to
                                        Incorporation (to change the name)      Appendix D to the Company's
                                                                                Proxy Statement filed November
                                                                                12, 1993

3.1(ii)                                 Bylaws                                  Incorporated by Reference to
                                                                                Exhibit 3.2 to the Registration
                                                                                Statement on Form SB-2 effective
                                                                                (File No. 333-49291)

4.1                                     Specimen Common Stock share             Incorporated by Reference to
                                        certificate                             Exhibit 4.1 to the Registration
                                                                                Statement on Form SB-2 effective
                                                                                July 1998 (File No. 333-49291)

5                                       Opinion of Jenkens & Gilchrist, A       Incorporated by Reference to
                                        Professional Corporation                Form S-3 filed September 25,
                                                                                2001

23.1                                    Consent of Jenkens & Gilchrist, A       Contained in its opinion filed as
                                        Professional Corporation                Exhibit 5


                                       10



Item Number                                      Description                        Filed Herewith/Incorporate by
-----------                                      -----------                        -----------------------------
                                                                                              Reference
                                                                                              ---------

23.2                                    Consent of Independent Public           Filed herewith
                                        Accountants


25                                      Power of Attorney                       Incorporated by Reference to
                                                                                Form S-3 filed September 25,
                                                                                2001


Item 17.  Undertakings.

     A.   The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any prospectus required by section 10(a)(3) of the Securities Act; to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement; or to include any facts or events representing, individually or together, a fundamental change in the information in the Registration Statement;

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant=s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan=s annual report pursuant to Section 15(d) of the Exchange
          Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
          Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, unless in the opinion of its counsel the matter has been settled by controlling precedent, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on October 12, 2001.

                             USOL HOLDINGS, INC.


                             By:       /s/ James Livingston
                                       -----------------------------------------
                                       James Livingston, Chief Executive Officer
                                       and President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



Signature                                               Title                                   Date
---------                                               -----                                   ----
                *                                      Director                           October 12, 2001
----------------------------
       David B. Agnew

                *                                      Director                           October 12, 2001
----------------------------
       Thomas E. McChesney


                                                       Director                           October ___, 2001
----------------------------
       Ronald L. Piasecki


                *                                      Director                           October 12, 2001
----------------------------
       Roy Rose



                                                       Director                           October ___, 2001
----------------------------
       Mark Sampson


                *                               Chairman of the Board                     October 12, 2001
----------------------------
       Robert G. Solomon

                *                            Chief Financial Officer and                  October 12, 2001
----------------------------                          Secretary
       Shane Menking




*     By:      /s/ James Livingston
               --------------------------------------
               James Livingston, Attorney-In-Fact


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